ATLANTIC AMERICAN REPORTS FIRST QUARTER RESULTS

● Pre-tax income for the 1st quarter of 2015 increases from the 1st quarter of 2014.
● Company’s aggregate loss ratio (insurance benefits and losses incurred to insurance premiums) decreases to 67.5% in the first quarter of 2015 as compared to 69.8% in the first quarter of 2014.

ATLANTA, Georgia, May 12, 2015 - Atlantic American Corporation (Nasdaq- AAME) today reported first quarter 2015 net income of $0.7 million or $0.03 per common share as compared to $0.8 million or $0.03 per common share in the first quarter of 2014.  Pre-tax income was up 1.7% as compared to the 2014 first quarter; however, a higher effective tax rate in the first quarter of 2015 resulted in the decrease in net income.  Insurance premiums for the quarter ended March 31, 2015 decreased to $37.4 million as compared to $38.4 million in the first quarter of 2014 and total revenues were $40.9 million and $41.2 million for the same corresponding periods, respectively.  Realized investment gains during the first quarter of 2015 were $1.0 million as compared to $0.1 million in the first quarter of 2014.

Commenting on the quarter, Hilton H. Howell, Jr., chairman, president and chief executive officer, stated, “Our first quarter is typically our most challenging quarter and we are pleased with our bottom line results.  Our pre-tax results were nominally higher than in the comparable quarter of 2014 although with the expiration of our tax capital loss carry forwards at the end of 2014, we now anticipate a higher effective tax rate than we have previously enjoyed; particularly in quarters when realized investment gains are significant.  Our property and casualty operations performed exceedingly well during this first quarter and we have been diligently working on our product lineup and marketing efforts in the life and health operation to ensure that the upward premium trend resumes.  We believe that with the continued efforts and focus of our people, our future quarters will reflect even greater successes.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal insurance subsidiaries are American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company and Bankers Fidelity Assurance Company.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:
John G. Sample, Jr.	Hilton H. Howell, Jr.
Senior Vice President and Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5501	404-266-5505

Atlantic American Corporation
Financial Data

	Three Months Ended
	March 31,
(Unaudited; In thousands, except per share data)	2015	2014
Insurance premiums
Life and health	$ 24,123	$ 25,392
Property and casualty	13,263	13,026
Investment income	2,597	2,598
Realized investment gains, net	951	108
Other income	15	36

Total revenue	40,949	41,160

Insurance benefits and losses incurred
Life and health	16,753	16,731
Property and casualty	8,488	10,097
Commissions and underwriting expenses	10,721	9,907
Interest expense	349	429
Other expense	3,628	3,003

Total benefits and expenses	39,939	40,167

Income before income taxes	1,010	993
Income tax expense	319	173

Net income	$ 691	$ 820

Earnings per common share (basic and diluted)	$ 0.03	$ 0.03

Reconciliation of Net Income to non-GAAP measurement

Net income	$ 691	$ 820
Income tax expense	319	173
Realized investment gains, net	(951)	(108)

Operating income	$ 59	$ 885

	March 31,	December 31,
Selected Balance Sheet Data	2015	2014

Total cash and investments	$ 257,866	$ 256,660
Insurance subsidiaries	235,176	235,537
Parent and other	22,690	21,123
Total assets	313,185	317,008
Insurance reserves and policyholder funds	155,810	164,094
Debt	33,738	33,738
Total shareholders' equity	107,457	104,195
Book value per common share	4.95	4.79
Statutory capital and surplus
Life and health	34,782	34,004
Property and casualty	39,642	39,012